Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717(412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

Calgon Carbon’s UV Technologies Announces Launch of the C3150™ UV Wastewater Disinfection System

PITTSBURGH, PA – October 4, 2004 –Calgon Carbon Corporation’s (CCC:NYSE) UV Technologies announced today, at the WEFTEC Annual Technical Exhibition and Conference in New Orleans the launch of the new C3150™ ultra violet light wastewater disinfection system (C3150™)

The C3150™ is designed to disinfect municipal wastewater and prevent the spread of waterborne pathogens to lakes, streams, rivers, and coastal waters.

Calgon Carbon designed the C3150™ open channel, parallel flow ultraviolet disinfection system to meet the demands of treatment plant operators for simple operation and maintenance. The C3150™ can be built to fit virtually all open channel wastewater streams to treat the flows of small-to-medium-sized treatment plants.

The launch of the C3150™ is consistent with Calgon Carbon’s strategy to grow its UV technologies through new product development and continued commitment to research and development and excellence in product design.

Jim Sullivan, general manager, UV Technologies for Calgon Carbon, said, “We are very excited about the launch of the C3150™. As a leader in drinking water UV disinfection, we are confident that we can quickly leverage this expertise into a leadership position in the wastewater disinfection market.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.